EXECUTION COPY

FIRST AMENDMENT TO RIGHTS AGREEMENT

THIS FIRST AMENDMENT, dated as of March 17, 2008, to the Rights Agreement, dated as of March 24, 1998 (the “Rights Agreement”), is between PERCEPTRON, INC., a Michigan corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1.  Section 7(a)(i) is amended by deleting the reference to “March 23, 2008” and inserting “March 23, 2018.”

2.  Section 7(b) is amended by deleting the reference to “$135.00” and inserting “$73.00.”

3.  Section 11(a)(ii)(B) is amended and restated in its entirety as follows:

(B) any Person, alone or together with its Affiliates and Associates, shall become an Acquiring Person, unless the event causing the Person to become an Acquiring Person (1) is a transaction set forth in Section 13(a) hereof, or (2) is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by a majority of the Continuing Directors (prior to the consummation of the Permitted Offer), after receiving advice from one or more investment banking firms selected by a majority of the Continuing Directors, to be (x) at a price that is fair to shareholders (taking into account all factors that the Continuing Directors deem relevant including, without limitation, prices that could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (y) otherwise in the best interests of the Company and its shareholders (other than the Person or any Affiliate or Associate thereof on whose behalf the offer is being made), (such tender offer or exchange offer being referred to herein as a “Permitted Offer”) (provided that this clause (2) shall cease to apply if such Acquiring Person thereafter becomes the Beneficial Owner of any additional shares of Common Stock other than pursuant to such Permitted Offer or a transaction set forth in Section 13(a) or 13(d) hereof), or

4.  Section 23(a) is amended and restated in its entirety as follows:

(a) The Board of Directors of the Company may, at its option, at any time prior to the earlier of (i) the time any Person becomes an Acquiring Person (or, if such event results from the consummation of a Permitted Offer such later date as may be determined by action of the Board of Directors but only if Continuing Directors constitute a majority of the Board of Directors at the time thereof and such later date is approved by a majority of the Continuing Directors), or (ii) 5:00 P.M., Detroit, Michigan time on the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $0.001 per Right appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”), provided, however, that if such redemption occurs on or after the Shares Acquisition Date the Board of Directors of the Company shall be entitled to so redeem the Rights only if Continuing Directors constitute a majority of the Board of Directors at the time of such redemption and such redemption is approved by a majority of the Continuing Directors; provided, however, that if such redemption, or vote to delay the date set forth in (i) above, occurs on or after the date of a change (resulting from a proxy or consent solicitation effected in compliance with applicable law and the requirements of any national securities exchange on which the Common Stock of the Company is listed or the Nasdaq Stock Market if the Common Stock is listed thereon) in a majority of the directors in office at the commencement of such solicitation if any Person who is a participant in such solicitation has stated (or, if upon the commencement of such solicitation, a majority of the Board of Directors has determined in good faith) that such Person (or any of its Affiliates or Associates) intends to take, or may consider taking, any action which would result in such Person becoming an Acquiring Person or which would cause the occurrence of a Triggering Event, unless, concurrent with such solicitation, such Person (or one or more of its Affiliates or Associates) is making a tender offer or exchange offer in compliance with Section 11(a)(ii)(B)(2), (a “Special Proxy Contest”), the Board of Directors of the Company shall be entitled to so redeem the Rights or delay the date set forth in (i) above only if Continuing Directors who were members of the Board of Directors prior to the proxy or consent solicitation referred to above (or subsequently became a member of the Board of Directors and whose nomination for election or election thereto was recommended or approved by a majority of the Redemption Continuing Directors) (the “Redemption Continuing Directors”) constitute a majority of the Board of Directors at the time of such redemption or vote to delay the date set forth in (i) above and such redemption or vote to delay the date set forth in (i) above is approved by a majority of the Redemption Continuing Directors; provided, further, however, that if, following the occurrence of a Shares Acquisition Date and following the expiration of the right of redemption hereunder but prior to any Triggering Event, each of the following shall have occurred and remain in effect: (A) a Person who is an Acquiring Person shall have transferred or otherwise disposed of a number of shares of Common Stock in a transaction, or series of transactions, which did not result in the occurrence of a Triggering Event such that such Person is thereafter a Beneficial Owner of less than 15% of the outstanding shares of Common Stock, (B) there are no other Persons, immediately following the occurrence of the event described in clause (A), who are Acquiring Persons, and (C) the transfer or other disposition described in clause (A) above was other than pursuant to a transaction, or series of transactions, which directly or indirectly involved the Company or any of its Subsidiaries; then the right of redemption shall be reinstated and thereafter be subject to the provisions of this Section 23. Notwithstanding anything contained in this Agreement to the contrary, the Rights shall not be exercisable pursuant to Section 11(a)(ii) prior to the expiration of the Company’s right of redemption pursuant to this Section 23(a) without regard to the last proviso.

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5.  Section 23(b) is amended and restated in its entirety as follows:

(b) During the period commencing at the close of business on the Shares Acquisition Date and terminating on the earlier of (i) the occurrence of a Triggering Event and (ii) the Final Expiration Date, the Board of Directors of the Company may, at its option, redeem all but not less than all of the then outstanding Rights at the Redemption Price, provided that (A) such redemption is in connection with the consummation of an event set forth in clause (i) or (ii) of Section 13(a), (B) no Acquiring Person, and no Affiliate or Associate of an Acquiring Person (other than the Company or its subsidiaries) is a constituent corporation to such event; and (C) such redemption is approved by a majority of the Continuing Directors as being in their judgment in the best interest of the Company and its stockholders and the Continuing Directors constitute a majority of the Board of Directors at the time of such redemption.

6.  Exhibit B is amended and restated in its entirety as set forth in the attached Exhibit B.

7.  Exhibit C is amended and restated in its entirety as set forth in the attached Exhibit C.

8.  The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

9.  The Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.  This Amendment may be executed by facsimile signature.

11.  This Amendment shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.

	PERCEPTRON, INC.		AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ David W. Geiss	By:	/s/ Herbert J. Lemmer
	David W. Geiss	Name:	Herbert J. Lemmer
	Vice President and General Counsel	Title:	Vice President

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EXHIBIT B

[Form of Rights Certificate]

Certificate No. R	______________ Rights

NOT EXERCISABLE AFTER MARCH 23, 2018 OR EARLIER IF NOTICE OF REDEMPTION OR EXCHANGE IS GIVEN OR UPON THE CONSUMMATION OF CERTAIN OTHER TRANSACTIONS SPECIFIED IN SECTION 13(d) OF THE RIGHTS AGREEMENT. THE RIGHTS ARE SUBJECT TO REDEMPTION, AT THE OPTION OF THE COMPANY, AT $.001 PER RIGHT ON THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. [THE RIGHTS REPRESENTED BY THIS CERTIFICATE ARE OR WERE BENEFICIALLY OWNED BY A PERSON WHO WAS OR BECAME AN ACQUIRING PERSON OR AN ASSOCIATE OR AFFILIATE OF AN ACQUIRING PERSON (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT). ACCORDINGLY, THIS RIGHT CERTIFICATE AND THE RIGHTS REPRESENTED HEREBY MAY BECOME NULL AND VOID IN THE CIRCUMSTANCES SPECIFIED IN SECTION 7(e) OF THE RIGHTS AGREEMENT.]*

Right Certificate

PERCEPTRON, INC.

This certifies that                                             , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement dated as of March 24, 1998, as amended on March 17, 2008 (the “Rights Agreement”), between Perceptron, Inc., a Michigan corporation (the “Company”), and American Stock Transfer & Trust Company (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M. (Detroit, Michigan time) on March 23, 2018 at the office of the Rights Agent, or its successors as Rights Agent, in New York, New York, one one-hundredth of a fully paid non-assessable share of the Series A Preferred Stock, no par value (the “Preferred Stock”), of the Company, at a purchase price of $73.00 per one one-hundredth of a share (the “Purchase Price”), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed. The number of Rights evidenced by this Right Certificate (and the number of shares which may be purchased upon exercise thereof) set forth above, and the Purchase Price per share set forth above, are the number and Purchase Price as of March 17, 2008 based on the Preferred Stock of the Company as constituted at such date.

* The portion of the legend in brackets shall be inserted only if applicable.

Upon the occurrence of a Triggering Event (as such term is defined in the Rights Agreement), if the Rights evidenced by this Rights Certificate are beneficially owned by (i) an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined in the Rights Agreement), (ii) a transferee of any such Acquiring Person, Associate or Affiliate, or (iii) under certain circumstances specified in the Rights Agreement, a transferee of a person who, after such transfer, became an Acquiring Person, or an Affiliate or Associate of an Acquiring Person, such Rights shall become null and void and no holder hereof shall have any right with respect to such Rights from and after the occurrence of such Triggering Event.

As provided in the Rights Agreement, the Purchase Price and the number and kind of shares of Preferred Stock or other securities which may be purchased upon the exercise of the Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.

This Right Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which terms, provisions and conditions are hereby incorporated herein by reference and made a part hereof and to which Rights Agreement reference is hereby made for a full description of the rights, limitations of rights, obligations, duties and immunities hereunder of the Rights Agent, the Company and the holders of the Right Certificates. Copies of the Rights Agreement are on file at the above-mentioned office of the Rights Agent.

This Right Certificate, with or without other Right Certificates, upon surrender at the principal office of the Rights Agent, may be exchanged for another Right Certificate or Right Certificates of like tenor and date evidencing Rights entitling the holder to purchase a like aggregate number of one one-hundredths of a share of Preferred Stock as the Rights evidenced by the Right Certificate or Right Certificates surrendered shall have entitled such holder to purchase. If this Right Certificate shall be exercised in part, the holder shall be entitled to receive upon surrender hereof another Right Certificate or Right Certificates for the number of whole Rights not exercised.

Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate may be redeemed by the Company at its option at a redemption price of $.001 per Right or may be called for exchange for newly issued shares of Common Stock or Preferred Stock.

No fractional shares of Preferred Stock will be issued upon the exercise of any Right or Rights evidenced hereby (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock which may, at the election of the Company, be evidenced by depository receipts), but in lieu thereof a cash payment will be made, as provided in the Rights Agreement.

No holder of this Right Certificate shall be entitled to vote or receive dividends or be deemed for any purpose the holder of the Preferred Stock or of any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained in the Rights Agreement or herein be construed to confer upon the holder hereof, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or, to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Right or Rights evidenced by this Right Certificate shall have been exercised as provided in the Rights Agreement.

This Right Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Rights Agent.

WITNESS the facsimile signature of the proper officers of the Company and its corporate seal. Dated as of                   , _____.

ATTEST: Secretary Countersigned: By Authorized Signature	PERCEPTRON, INC By Title:

[Form of Reverse Side of Right Certificate]

FORM OF ASSIGNMENT

(To be executed by the registered holder if such
holder desires to transfer the Right Certificates.)

FOR VALUE RECEIVED                                                                     hereby sells, assigns and sells, assigns and transfers unto

(Please print name and address of transferee)

this Right Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                          Attorney, to transfer the within Right Certificate on the books of the within-named Company, with full power of substitution.

Dated: ,	Signature

Signature Guaranteed:

Certificate

The undersigned hereby certifies by checking the appropriate boxes that:

(1) the Rights evidenced by this Right Certificate [   ] are [   ] are not being sold, assigned and transferred by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined pursuant to the Rights Agreement);

(2) after due inquiry and to the best knowledge of the undersigned, it [   ] did [   ] did not acquire the Rights evidenced by this Right Certificate from any Person who is, was or subsequently became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated: ,	Signature

NOTICE

The signature to the foregoing Assignment and Certificate must correspond to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

FORM OF ELECTION TO PURCHASE

(To be executed if holder desires to exercise the Rights represented by the Right Certificate.)

To _______________________:

The undersigned hereby irrevocably elects to exercise                                Rights represented by this Right Certificate to purchase the shares of the one one-hundredths of a share of Series A Preferred Stock (or, in certain circumstances, a combination of cash, other property, Preferred Stock, Common Stock, and/or other securities) upon the exercise of such Rights and requests that certificates for such shares be issued in the name of:

Please insert social security
or other identifying number

(Please print name and address)

If such number of Rights shall not be all the Rights evidenced by this Right Certificate, a new Right Certificate for the balance remaining of such Rights shall be registered in the name of and delivered to:

Please insert social security
or other identifying number

(Please print name and address)

Dated: ____________, _____	Signature (Signature must conform in all respects to name of holder as specified on the face of this Right Certificate)

Signature Guaranteed:

Certificate

The undersigned hereby certifies by checking the appropriate boxes that:

(1) the Rights evidenced by this Right Certificate [    ] are [    ] are not being exercised by or on behalf of a Person who is or was an Acquiring Person or an Affiliate or Associate of any such Acquiring Person (as such terms are defined pursuant to the Rights Agreement);

(2) after due inquiry and to the best knowledge of the undersigned, it [    ] did [    ] did not acquire the Rights evidenced by this Right Certificate from any Person who is, was or became an Acquiring Person or an Affiliate or Associate of an Acquiring Person.

Dated: ,	______________________________ Signature

NOTICE

The signature to the foregoing Election to Purchase and Certificate must correspond to the name as written upon the face of this Right Certificate in every particular, without alteration or enlargement or any change whatsoever.

EXHIBIT C

SUMMARY OF RIGHTS TO PURCHASE
PREFERRED STOCK

On March 23, 1998, the Board of Directors of Perceptron, Inc. (the “Company”) declared a dividend distribution of one Right for each outstanding share of Common Stock, $.01 par value (the “Common Stock”), of the Company. The distribution was paid to the Company’s shareholders of record on April 6, 1998 (the “Record Date”) on April 8, 1998.

Effective March 17, 2008, the Board of Directors of the Company amended the Rights. This Summary describes the terms of the Rights, as amended. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock, no par value (the “Preferred Stock”) at a price of $73.00 per one one-hundredth of a share (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”) between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”), as amended.

Until the earlier to occur of (i) ten business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the Common Stock (such public announcement date being the “Shares Acquisition Date”) (or, if pursuant to a Permitted Offer (as defined below) such later date as fixed by the Board of Directors with the concurrence of the Continuing Directors) or (ii) ten business days (or such later date as may be determined by the Board of Directors, with the concurrence of a majority of the Continuing Directors, prior to such time as any person becomes an Acquiring Person) following the commencement or announcement of an intention to commence a tender offer or exchange offer by any person if, upon consummation thereof, such person would be an Acquiring Person, other than as a result of a Permitted Offer (as defined below), (the earlier of such dates being called the “Distribution Date”), the Rights are, with respect to any of the Common Stock certificates outstanding as of April 6, 1998, evidenced by such Common Stock certificate. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), new Common Stock certificates issued after April 6, 1998 upon transfer or new issuance of the Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption, exchange or expiration of the Rights), the surrender for transfer of any of the Common Stock certificates outstanding as of April 6, 1998 or issued thereafter will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights. Subject to certain adjustments as may be required by the Rights Agreement, the Company will issue one Right with each new share of Common Stock issued until the Distribution Date so that all shares will have attached Rights. No person shall be deemed to be an Acquiring Person on account of shares of Common Stock beneficially owned by such person on March 23, 1998 unless thereafter they become the beneficial owner of any additional shares of Common Stock.

A “Continuing Director” is a member of the Board of Directors of the Company who is not an Acquiring Person or an affiliated or associated person of an Acquiring Person and who was a member of the Board prior to the Shares Acquisition Date (as defined above) or subsequently became a member of the Board and whose nomination for election or election to the Board was recommended or approved by a majority of the Continuing Directors then on the Board. At least two Continuing Directors must approve of, or concur on, any action requiring the approval or concurrence of Continuing Directors.

The Rights are not exercisable until the Distribution Date, and, if later, the expiration of the Company’s right to redeem the Rights. The Rights will expire on March 23, 2018, unless earlier redeemed or called for exchange by the Company as described below or their earlier expiration upon the consummation of certain transactions as described below.

The Preferred Stock will be nonredeemable and will be junior to any other class of preferred stock. Each share of Preferred Stock will be entitled to receive when, as and if declared, a quarterly dividend equal to the greater of $1.00 or 100 times the per share value of any dividend (other than stock dividends) declared on the Common Stock since the immediately preceding quarterly dividend payment date. In the event of liquidation, the holders of the Preferred Stock generally will be entitled to receive a liquidation payment in an amount equal to $100.00 per share of Preferred Stock plus all accrued and unpaid dividends thereon, and, after the holders of Common Stock have received a liquidation payment in an amount equal to $1.00 per share, holders of the Preferred Stock and the Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed, with the holders of Preferred Stock entitled to receive an aggregate per share amount equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock. Each share of Preferred Stock will be entitled to 100 votes per share voting together with the Common Stock. In the event of any merger, consolidation or other transaction in which the Common Stock is exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. The rights of the Preferred Stock as to dividends, voting and liquidation preferences are protected by anti-dilution provisions.

The Purchase Price payable, and the number of shares of the Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock; (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for shares of the Preferred Stock or convertible securities at less than the current market price of the Preferred Stock; or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends out of earnings or retained earnings at a rate not in excess of 125% of the rate of the last cash dividend theretofore paid or a dividend paid in the Preferred Stock) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

Prior to a Triggering Event, fractional shares of the Preferred Stock will not be issued (other than fractions which are integral multiples of one one-hundredths of a share of Preferred Stock) and, in lieu thereof, an adjustment in cash will be made equal to the same fraction of the current market value of one one-hundredth of a share of Preferred Stock. Following the occurrence of a Triggering Event, the Company shall not be required to issue fractions of shares of Common Stock and, in lieu thereof, an adjustment in cash will be made equal to the same fraction of the current market value of one share of Common Stock.

In the event that (i) the Company were the surviving corporation in a merger or other combination with an Acquiring Person or affiliated or associated persons of an Acquiring Person and its Common Stock were not changed or exchanged; or (ii) an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement; or (iii) in certain circumstances, an Acquiring Person becomes the beneficial owner of 15% or more of the outstanding shares of Common Stock (except pursuant to a tender or exchange offer for all outstanding shares at a price and on terms determined by a majority of the Continuing Directors, prior to the consummation of the offer, after receiving advice from an investment banking firm selected by a majority of such Continuing Directors, to be a price that is fair to shareholders and in the best interests of the Company and its shareholders (a “Permitted Offer”)), or (iv) during such time as there is an Acquiring Person, there shall occur certain failures to pay, or reductions in, dividends on outstanding common or preferred stock of the Company or a recapitalization of the Company which has the effect of increasing the Acquiring Person’s proportionate share of the outstanding Common Stock by more than 1%, then proper provision shall be made so that each holder of a Right, other than Rights that were or are beneficially owned by the Acquiring Person (which will thereafter be void), shall thereafter have the right to receive upon exercise that number of shares of the Common Stock (or, in certain circumstances, a combination of cash, other property, Preferred Stock, Common Stock and/or other securities) having a market value of two times the exercise price of the Right.

Following the Distribution Date, in the event (i) that the Company were acquired in a merger or other business combination transaction in connection with which the Company is not the continuing or surviving corporation or in which all or a part of the Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property (other than certain mergers and combinations with an Acquiring Person who becomes such in a Permitted Offer if the price per share of Common Stock offered in such transaction is no less than the price per share of Common Stock paid to all holders in the Permitted Offer tender or exchange offer and the form of consideration being offered in such transaction is the same as the form of consideration paid in the Permitted Offer tender or exchange offer (a “Permitted Combination”)); or (ii) that 50% or more of the Company’s assets or earning power were sold, then proper provision shall be made so that each holder of a Right, other than Rights that were or are beneficially owned by the Acquiring Person (which will thereafter be void), shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the Acquiring Person which at the time of such transaction would have a market value of two times the exercise price of the Right. Upon the consummation of a Permitted Combination, all rights shall expire. Each of the events described in this paragraph constitutes a “Triggering Event” under the Rights Agreement.

At any time after any Person becomes an Acquiring Person but prior to the time such Acquiring Person has acquired 50% or more of the outstanding Common Stock, the Board (with the concurrence of a majority of the Continuing Directors) may cause shareholders to exchange all or part of their Rights for shares of Common Stock or Preferred Stock at a ratio of one share of Common Stock or one one-hundredth of a share of Preferred Stock per Right, subject to adjustment. As soon as the Board has determined to make such exchange, the Rights may no longer be exercised.

At any time prior to a person or group of affiliated or associated persons becoming an Acquiring Person (or, if pursuant to a Permitted Offer (as defined below) such later date as fixed by the Board of Directors with the concurrence of the Continuing Directors), the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the “Redemption Price”); provided that if, such redemption occurs on or after the date of a change (resulting from a proxy or consent solicitation effected in compliance with applicable law and the requirements of any national securities exchange on which the Common Stock of the Company is listed or The Nasdaq Global Market, if the Common Stock is listed on such stock market) in a majority of the directors in office at the commencement of such solicitation if any person who is a participant in such solicitation has stated (or, if upon the commencement of such solicitation, a majority of the Board of Directors has determined in good faith) that such person (or any affiliated or associated persons) intends to take, or may consider taking, any action which would result in such person becoming an Acquiring Person or which would cause the occurrence of a Triggering Event, unless, concurrent with such solicitation, such person is making a Permitted Offer, (a “Special Proxy Contest”), the Board shall be entitled to redeem the Rights, or delay the expiration of its right to redeem the Rights as set forth above, only if such redemption or delay is approved by a majority of the Continuing Directors who were members of the Board of Directors prior to the proxy or consent solicitation referred to above (or subsequently became a member of the Board of Directors and whose nomination for election or election thereto was recommended or approved by a majority of the Redemption Continuing Directors) (the “Redemption Continuing Directors”) and the Redemption Continuing Directors constitute a majority of the Board of Directors. Thereafter, the Company’s right of redemption may be reinstated, prior to a Triggering Event, (i) if an Acquiring Person reduces his beneficial ownership to less than 15% of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company; and (ii) there are no other Persons, immediately following the event described in clause (i), who are Acquiring Persons. Additionally, the Board of Directors may at any time prior to the occurrence of a Triggering Event, redeem the then outstanding Rights in whole, but not in part, at the Redemption Price, if such redemption is in connection with the consummation of a merger or other business combination involving the Company but not involving an Acquiring Person or its Affiliates or Associates which is determined to be in the best interests of the Company and its shareholders by a majority of the Continuing Directors. Immediately upon the action of the Board of Directors of the Company electing to redeem the Rights, the Company shall make announcement thereof, and upon such election, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

The Rights Agreement may be amended without shareholder approval prior to the Distribution Date at the Board of Directors’ discretion (and after the Shares Acquisition Date, only with the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the directors then in office and, after a Special Proxy Contest, only with the concurrence of a majority of the Redemption Continuing Directors and only if the Redemption Continuing Directors constitute a majority of the directors then in office). After the Distribution Date, the Board of Directors (with the concurrence of a majority of the Continuing Directors and only if the Continuing Directors constitute a majority of the directors then in office) generally may amend the Rights Agreement without the consent of the Rights holders to cure any ambiguity, correct defects or inconsistencies, shorten or lengthen time periods or supplement or change any other provision which shall not adversely affect the Rights holders; provided that the lengthening of any time period is for the purpose of protecting, enhancing or clarifying the rights of, and/or for the benefit of the holders of the Rights (other than the Acquiring Person and its affiliated and associated persons). However, if the Rights are not then redeemable, the Board may not lengthen a time period relating to when the Rights may be redeemed.

A copy of the Rights Agreement, as amended, has been filed with the Securities and Exchange Commission as an Exhibit to the report on Form 8-K filed on March 25, 1998, and as an Exhibit to Form 8-A/A, dated March 20, 2008. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.